Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of VivoPower International PLC on Form F-4 of our report dated 21 October, 2016 with respect to our audit of the financial statements of Aevitas Group Limited as of 31 March 2016 and 2015, and for the periods then ended which reports appear in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

PKF	CLAYTON HICKEY
Chartered Accountants	Partner
Newcastle, NSW

Dated: 21 October 2016

PKF(NS) Audit & Assurance Limited Partnership	Sydney	Newcastle
ABN 91 850 861 839	Level 8, 1 O’Connell Street Sydney NSW 2000 Australia GPO Box 5446 Sydney NSW 2001	755 Hunter Street Newcastle West NSW 2302 Australia PO Box 2368 Dangar NSW 2309
Liability limited by a scheme approved under Professional Standards Legislation	p +61 2 8346 6000 f +61 2 8346 6099	p +61 2 4962 2688 f +61 2 4962 3245

PKF(NS) Audit & Assurance Limited Partnership is a member firm of the PKF International Limited family of legally independent firms and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm or firms.

For office locations visit www.pkf.com.au